NEWS RELEASE

Contact:  Beverly L. Couturier
(508) 337-5111

HELIX TECHNOLOGY CFO TO STEP DOWN

MANSFIELD, MASSACHUSETTS, February 3, 2005... Helix Technology Corporation (Nasdaq: HELX) today announced that Jay Zager, its Senior Vice President, Chief Financial Officer and Treasurer, will step down at the end of February 2005 in order to pursue another career opportunity. Until that time, Mr. Zager will continue to serve in his current position and assist in transition matters.

James Gentilcore, the President and Chief Executive Officer of Helix, said, "We congratulate Jay on his new endeavor and thank him for his three years of service to Helix. During that time, Jay has made significant contributions to our business and financial strategy and has helped further strengthen our internal finance organization."

Effective at the end of February, Paul Kawa, the Company's current Corporate Controller, will serve as the Company's interim CFO, while the Company conducts an executive search for a permanent CFO.

On January 28, 2005, Helix announced its earnings results for the fourth quarter and full year 2004 and currently expects to file its Form 10-K for 2004 in late February.

Helix Technology Corporation is a global leader in the development and application of innovative solutions in the field of vacuum technology. Our CTI-Cryogenics and Granville-Phillips product offerings provide a broad range of components and subsystems that are key to the manufacture of semiconductors, flat panel displays and data storage devices. In addition, our highly regarded Global Support activity provides critical ongoing operational support services to semiconductor device producers throughout the world.